EXHIBIT 5.1

July 28, 2016

Teekay Corporation

4th Floor, Belvedere Building

69 Pitts Bay Road

Hamilton, HM 08, Bermuda

Re:	Exchange Offer Relating to 8.5% Senior Notes Due 2020

Ladies and Gentlemen:

We have acted as counsel to Teekay Corporation, a Marshall Islands corporation (the “Company”), in connection with certain matters related to the Company’s offer to exchange (the “Exchange Offer”) up to $200 million in aggregate principal amount of the Company’s 8.5% Senior Notes Due 2020 (the “Exchange Notes”), which are being registered under the Securities Act of 1933, as amended (the “Act”), pursuant to a Registration Statement on Form F-4 (the “Registration Statement”), for an equal principal amount of the Company’s outstanding 8.5% Senior Notes Due 2020 (the “Original Notes”). Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Registration Statement.

In the course of our representation as described above, we have examined, among other things, (a) the Registration Statement, (b) the Indenture (the “Indenture”) dated as of January 27, 2010, between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), (c) the First Supplemental Indenture, dated as of November 16, 2015, between the Company and the Trustee (the “Supplemental Indenture”) and (d) the forms of the Original Notes and the Exchange Notes attached to the Supplemental Indenture. We have also examined and relied on originals or photocopies, certified or otherwise identified to our satisfaction, of all such corporate books and records of the Company and such other instruments, records, certificates or other documents as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies. As to facts material to the opinions, statements and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. In addition, we have assumed that the Trustee has satisfied those legal requirements applicable to it that are necessary to make the Indenture, the Supplemental Indenture and the notes, certificates, instruments or documents required to be executed and delivered by it in connection with the Exchange Offer enforceable against the Trustee in accordance with their respective terms.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that when (i) the Registration Statement has become effective under the Act and the Indenture, as amended and supplemented by the Supplemental Indenture, is qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and (ii) the Exchange Notes have been duly executed, authenticated and delivered in accordance with the provisions of the Indenture, as amended and supplemented by the Supplemental Indenture, and issued in exchange for Original Notes pursuant to, and in accordance with the terms of, the Exchange Offer as contemplated in the Registration Statement, the Exchange Notes will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions expressed above are subject to the following exclusions and qualifications:

a. We express no opinion as to enforceability of any right or obligation to the extent such right or obligation is subject to and limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium, fraudulent transfer or other laws affecting or relating to the rights of creditors generally; or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether arising prior to, or after, the date hereof or considered in a proceeding in equity or at law.

b. We do not express any opinions herein concerning any laws other than the laws in their current forms of the States of New York and the federal securities laws of the United States of America, and we express no opinion with respect to the laws of any other jurisdiction and expressly disclaim responsibility for advising you as to the effect, if any, that the laws of any other jurisdiction may have on the opinions set forth herein.

c. Our opinions are based on the accuracy of the facts and the representations set forth in, among other things, the Registration Statement. In the event any of the facts, representations or assumptions upon which we have relied to issue these opinions are incorrect, our opinions might be adversely affected and may not be relied upon.

d. We express no opinions concerning (i) the validity or enforceability of any provisions contained in the Indenture, as amended and supplemented by the Supplemental Indenture, or the Exchange Notes that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived or rendered ineffective under applicable law or (ii) the enforceability of indemnification or contribution provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the prospectus made part of the Registration Statement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the related rules and regulations promulgated under the Act nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Act or the related rules and regulations promulgated under the Act.

Very truly yours,

/s/ PERKINS COIE LLP